                                   EXHIBIT 11

                        COMPUTATION OF EARNINGS PER SHARE

                                                       THREE MONTHS ENDED               NINE MONTHS ENDED
                                                           SEPTEMBER 30,                   SEPTEMBER 30,
                                                       --------------------            --------------------
                                                       1996            1995            1996            1995
                                                       ----            ----            ----            ----
Fully Diluted: *

Weighted average number of Common Shares
Outstanding
Disregarding Potentially Dilutive Common Stock
Purchase Warrants and options                        3,365,600       1,893,600       3,016,403       1,893,600

Assumed Exercise of Options (1)                           --             - 0 -           - 0 -           - 0 -

Assuming Conversion of Warrants(1)                        --             - 0 -           - 0 -           - 0 -

Weighted average number of Common Shares
Outstanding as adjusted                              3,365,600       1,893,600       3,016,403       1,893,600


Income for Fully Diluted Calculations                  172,741         222,070         465,370         695,329

Fully Diluted Earnings  per Common Share                   .05             .12             .15             .37





(1) The effects of the exercise of certain options to purchase Common Stock and the exercise of the outstanding Class A Warrants are excluded from the calculation as such financial instruments do not become exercisable until 1997. However, if effect was given to the exercise of all such financial instruments, the 1996 weighted average number of common shares outstanding as adjusted would have been increased by approximately 866,000.


* This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083, although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.